New Jersey Division of Revenue

Certificate of Amendment to the Certificate of Incorporation

(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section NJ Stat 14A:7-2(2), (3) and (4) Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is: Ovale Group, Inc.

2. The following resolution amending the Certificate of Incorporation was duly approved by the directors on June 4, 2008 so that the designation and number of shares of each class and series acted upon in the resolution, and the relative rights, preferences and limitations of each such class and series, are as stated in the resolution.

RESOLVED that Article FOURTH of the Article of the Certificate of Incorporation be amended to read as follows:

FOURTH: The Corporation shall have twenty million (20,000,000) shares divided into classes as follows:

A. Common Stock. The authorized voting common stock of the Corporation shall be twenty million shares, no par value per share, subject to the designation of shares as preferred stock as provided for herein.

B. Preferred Stock. The authorized preferred stock of the Corporation shall be one hundred thousand (100,000) shares. The Corporation, acting by its board of directors without action by the shareholders, may from time to time by resolution and upon the filing of such declaration or articles of amendment as may be required by the New Jersey Business Corporation Act (the “Act”) as then in effect, authorize the issuance of shares of preferred stock in one or more series, determine the par value, preferences, voting rights, limitations, and relative rights of the class or of any series within the class, and designate the number of shares within that series and provide any other terms permitted to boards of directors by the Act. The Board of Directors may exercise the authority granted to it by this provision to the fullest extent permitted by the Act.

BY: ____________________________

Vladimir Fabert, President

Dated: June 6, 2008